MIDDLESEX WATER COMPANY REPORTS THIRD QUARTER

2012 OPERATING RESULTS

October 25, 2012 -- ISELIN, NJ -- Middlesex Water Company (NASDAQ: MSEX) ("Middlesex" or the "Company") today reported third quarter operating revenues of $32.4 million compared to $28.7 million for the same period in 2011. Net income for the quarter increased to $6.1 million from $5.1 million in the same quarter of 2011. Earnings per basic and diluted share for the quarter were $0.39 and $0.38 per share, respectively, compared to $0.33 and $0.32, respectively, for the same period in 2011.

Third Quarter Operating Results

Operating revenues for the third quarter increased $3.7 million from the same period in 2011. Revenues in our Middlesex and Tidewater systems increased $2.9 million, primarily due to base rate increases that went into effect in June 2012 and July 2012, respectively. Also contributing to the results were increased revenues of $0.6 million related to our operating contracts with the Borough of Avalon, New Jersey and the Eagle Point Biological Wastewater Treatment facility, also in New Jersey. Both operations commenced in 2012. In addition, revenues increased $0.2 million from scheduled fixed fee increases through our contract with the City of Perth Amboy, New Jersey.

Operation and maintenance expenses for the three months ended September 30, 2012 increased $0.9 million from the same period in 2011. This was attributable primarily to an increase in postretirement benefit plan expenses.

Nine Month Operating Results

For the nine months ended September 30, 2012, revenues were $83.3 million, as compared to $78.8 million for the same period in 2011. Revenues in our Middlesex system increased $1.1 million, primarily due to the effect of the base rate increase granted in July 2012. Revenues in our Tidewater system increased $2.1 million, primarily due to increased connection fees as well as interim and final rate increases that went into effect in November 2011 and June 2012, respectively. Non-regulated contract operations revenues increased by $1.2 million for new and existing contracts.

Operation and maintenance expenses increased $2.0 million from the same period in 2011, primarily due to higher postretirement benefit plan expenses.

Net income increased to $11.7 million from $11.4 million from the same period in 2011. Basic and diluted earnings per share for the nine months were $0.73, compared to $0.72 in 2011.

Quarterly Dividend Increased for 40th Consecutive Year

On October 23, 2012, the Company's Board of Directors approved an increase in the quarterly cash dividend on common stock to $0.1875 from $0.1850. The new dividend rate is payable December 3, 2012 to shareholders of record as of November 15, 2012. This dividend increase raises the annual dividend to $0.75 from $0.74 per share of common stock and represents the 40th consecutive year of annual dividend increases and the 100th year of dividend payments.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company including information about the Company's Dividend Reinvestment and Common Stock Purchase Plan, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Operating Revenues	$32,353	$28,671	$83,300	$78,769

Operating Expenses:
Operations and Maintenance	15,600	14,667	44,740	42,760
Depreciation	2,629	2,421	7,759	7,250
Other Taxes	3,281	3,067	8,871	8,737

Total Operating Expenses	21,510	20,155	61,370	58,747

Operating Income	10,843	8,516	21,930	20,022

Other Income (Expense):
Allowance for Funds Used During Construction	110	235	383	626
Other Income	106	759	423	1,118
Other Expense	(4)	(20)	(155)	(180)

Total Other Income, net	212	974	651	1,564

Interest Charges	1,808	1,703	4,941	4,631

Income before Income Taxes	9,247	7,787	17,640	16,955

Income Taxes	3,109	2,644	5,970	5,557

Net Income	6,138	5,143	11,670	11,398

Preferred Stock Dividend Requirements	52	52	155	155

Earnings Applicable to Common Stock	$6,086	$5,091	$11,515	$11,243

Earnings per share of Common Stock:
Basic	$0.39	$0.33	$0.73	$0.72
Diluted	$0.38	$0.32	$0.73	$0.72

Average Number of
Common Shares Outstanding :
Basic	15,741	15,622	15,717	15,599
Diluted	16,004	15,885	15,980	15,862

Cash Dividends Paid per Common Share	$0.1850	$0.1825	$0.5550	$0.5475